UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
RPM INTERNATIONAL INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement)
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Additional Materials Filed
Pursuant to Rule 14a-6
     RPM International Inc. (the “Company”) is filing the following letter from Frank C. Sullivan to certain stockholders of the Company pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, as amended. The Company intends to mail this letter to certain stockholders on or after September 28, 2009.
September 28, 2009
[Stockholder Address]
Subject: RPM International Inc. 2009 Proxy Voting
Dear [Stockholder]:
I am writing to you, one of RPM’s largest shareholders, to solicit your support for the five Directors standing for reelection and our Omnibus Equity and Incentive Plan. As you will note from our Proxy Statement, we are urging that our shareholders vote against the shareholder proposal to change our current Board structure. Having said that, I am most concerned about your support for our existing Directors and the reapproval of our Omnibus Equity and Incentive Plan at this year’s Annual Meeting.
We are proud of our governance track record at RPM from the most fundamental issues to the smallest details. My father’s focus on a truly independent Board of Directors became reality in 1977 as he replaced mostly inside management Board members with experienced outside independent Directors. Additionally, since 1977, our Compensation and Audit Committees have each been comprised only of independent outside Directors. In short, RPM was attuned to good Board governance well before it became a listing requirement or the law.
When it comes to corporate “perks” and pay practices, we take our fiduciary responsibilities very seriously. For example, RPM is the only multi-billion dollar public company in Northeastern Ohio that does not have its own private jet. We do not and have never reimbursed executives for country clubs. The well-publicized scrutiny that led to many of these perks being eliminated was never an issue at RPM because it never made sense to us from a shareholder perspective. Moreover, our pay-for-performance structures and my overall compensation versus our peers and industry averages are evidence of our good pay practices.
Most importantly, our independent Board has been a source of direction and challenge to management, which has served our shareholders well. Through numerous economic cycles and the recent capital market turmoil, our Board’s experienced and independent leadership has been essential to our ability to address these challenges in the best interests of our shareholders. This is evidenced by the performance line graphs on the inside cover of this year’s Annual Report, which highlight our out-performance of the Standard & Poor’s 500 Index by 39% over five years 94% over the last ten years. You will note that we have also performed better than our peer group over these periods.
Most recently, beginning in the fall of 2008 with the onset of the financial crisis and deep recession, our Board challenged management to abandon its operating plan for the first time in 20 years and instead focus on capital structure, cash flow and liquidity. This insightful Board challenge resulted in a quick reduction of capital spending, a temporary suspension of our acquisition activities and a focus on converting working capital to cash; the outcome of which was an all-time record level of after-tax cash from operations for our 2009 fiscal year, despite a significant earnings shortfall. We also worked hard to strengthen our balance sheet and finished the year with a record level of $622 million of liquidity. These activities allowed us to continue our 35-year track record of a growing cash dividend to shareholders in the face of hundreds of other great companies that were otherwise compelled to cut or even eliminate their cash dividends.
Our Board’s leadership on these matters also enabled us to maintain our employee retirement plans including a 401(k) match and pension plan, and our comprehensive health care program, all without change. As the leader of a corporate holding company, I have long believed that it is my job to serve our two capital providers—our shareholders who provide financial capital and our employees who provide human capital. I believe our long-term track record, as well as our performance in the last year driven by a strong independent Board, has proven that we have been able to utilize these two basic elements of capital well.
For these reasons, we respectfully request your affirmative vote for each of the five Directors standing for reelection as mentioned in the Proxy and for the reapproval of our Omnibus Equity and Incentive Plan, which is essentially unchanged from the plan that was approved by 83% of our shareholders five years ago.
Lastly, we are most grateful for your decision to invest in RPM and are working hard to continue our track record of delivering long-term shareholder value in excess of the broader market and our industrial peers.
Very truly yours,
Frank C. Sullivan
RPM International Inc.